Exhibit 8

SCHEDULE OF TRANSACTIONS

Name of Account	Date of Transaction	Nature of Transaction	Quantity of Shares	Weighted-Average Price Per Share
Master Fund	5/13/2022	Sale	65,663	$15.1439 (1)
Master Fund	5/16/2022	Sale	116,072	$15.4913 (2)
Master Fund	5/17/2022	Sale	135,787	$15.5826 (3)
Master Fund	5/18/2022	Sale	134,742	$15.5733 (4)
Master Fund	5/23/2022	Sale	90,343	$15.6232 (5)
Master Fund	5/23/2022	Sale	200	$16.35
Master Fund	5/24/2022	Sale	83,168	$15.3372 (6)
Master Fund	5/25/2022	Sale	77,225	$15.8329 (7)

1.
This price is a weighted average price. These shares of Common Stock were sold in multiple transactions at prices ranging from $14.68 to $15.38, inclusive. The Reporting Persons undertake to provide to the Issuer, any security holder of the Issuer, or the staff of the Securities and Exchange Commission, upon request, full information regarding the number of shares sold at each separate price within the ranges set forth in footnotes 1 through 7 herein.

2.	This price is a weighted average price. These shares of Common Stock were sold in multiple transactions at prices ranging from $15.19 to $15.81, inclusive.
3.	This price is a weighted average price. These shares of Common Stock were sold in multiple transactions at prices ranging from $15.37 to $15.78, inclusive.
4.	This price is a weighted average price. These shares of Common Stock were sold in multiple transactions at prices ranging from $15.33 to $15.76, inclusive.
5.	This price is a weighted average price. These shares of Common Stock were sold in multiple transactions at prices ranging from $15.29 to $16.18, inclusive.
6.	This price is a weighted average price. These shares of Common Stock were sold in multiple transactions at prices ranging from $15.12 to $15.59, inclusive.
7.	This price is a weighted average price. These shares of Common Stock were sold in multiple transactions at prices ranging from $15.57 to $15.99, inclusive.